As filed with the Securities and Exchange Commission on December 17, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Shift Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	82-5325852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan

Amended and Restated Shift Technologies 2014 Stock Incentive Plan

(Full title of the plan)

2525 16th Street, Suite 316
San Francisco, California 94103-4234
(650) 246-9966
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amanda Bradley
Shift Technologies, Inc.
2525 16th Street, Suite 310
San Francisco, California 94103-4234
(855) 575-6739
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Martin C. Glass
Jeffrey R. Shuman
Jenner & Block LLP
919 Third Avenue
New York, NY 10022-3908
(212) 891-1672

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A common stock, par value $0.0001 per share, reserved for issuance under the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan	13,200,000	(2)	$8.34	(4)	$110,088,000.00	(4)	$12,010.60
Class A common stock, par value $0.0001 per share, reserved for issuance under the Amended and Restated Shift Technologies 2014 Stock Incentive Plan	2,377,986	(3)	$1.81	(5)	$4,304,154.66	(5)	$469.58
Total	15,577,986				$114,392,154.66		$12,480.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.
(2)	Represents shares of Class A common stock, par value $0.0001 per share (“Common Stock”) of Shift Technologies, Inc. (the “Registrant”) available for awards under the 2020 Omnibus Equity Compensation Plan (the “2020 Omnibus Plan”), shares of Common Stock that may again become available for delivery with respect to awards under the 2020 Omnibus Plan pursuant to the share counting, share recycling and other terms and conditions of the 2020 Omnibus Plan, and shares of Common Stock that may become reserved and available for delivery with respect to awards under the 2020 Omnibus Plan pursuant to the “evergreen” provision of the 2020 Omnibus Plan. As of the date of this Registration Statement, awards to purchase or acquire shares of Common Stock being registered pursuant to this Registration Statement are currently outstanding (“Outstanding Awards”), but no shares have yet been issued pursuant to such awards.
(3)	Represents shares of Common Stock reserved for issuance upon settlement of outstanding stock options granted under the Shift Technologies 2014 Stock Incentive Plan (the “2014 Plan”) as of December 15, 2020, which was assumed by the Registrant. No additional awards will be made under the 2014 Plan.
(4)	Computed solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of Common Stock as reported on The Nasdaq Capital Market on December 15, 2020.
(5)	Computed solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, and based on $1.81 per share, which is the weighted-average exercise price per share (rounded to the nearest cent) of the outstanding stock option awards under the 2014 Plan as of December 15, 2020.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 25, 2020.

(b)	Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the Commission on May 14, 2020, June 30, 2020, filed with the Commission on August 13, 2020, and September 30, 2020, filed with the Commission on November 16, 2020.

(c)	Registrant’s Current Report on Form 8-K, filed with the SEC on October 14, 2020, as amended on November 16, 2020.

(d)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed on March 18, 2019 and any amendment or report filed with the Commission for the purpose of updating the description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our Second Amended and Restated Bylaws provide for indemnification of our directors and officers to the maximum extent permitted by applicable law.

The right to indemnification conferred by our Second Amended and Restated Bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition; provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon the Company’s receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses under our Second Amended and Restated Bylaws, or otherwise.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 14, 2020).
4.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on October 14, 2020).
4.3	Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on October 14, 2020).
4.4	Form of RSU Agreement (Tobias Russell) (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed on October 14, 2020).
4.5	Form of RSU Agreement (George Arison) (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed on October 14, 2020).
4.6	Form of RSU Agreement (Cindy Hanford) (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K filed on October 14, 2020).
4.7	Amended and Restated Shift Technologies 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed on July 17, 2020).
5.1	Opinion of Jenner & Block LLP.
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of Insurance Acquisition Corp.
23.2	Consent of Deloitte & Touche LLP, independent public accounting firm of Shift Technologies, Inc.
23.3	Consent of Jenner & Block LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 17, 2020.

SHIFT TECHNOLOGIES, INC.

/s/ George Arison
George Arison
Co-Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Arison and Cindy Hanford, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in persons, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ George Arison	Co-Chief Executive Officer and Chairman of the board of directors	December 17, 2020
George Arison	(co-principal executive officer)

/s/ Toby Russell	Co-Chief Executive Officer and President (co-principal executive officer)	December 17, 2020
Toby Russell

/s/ Cindy Hanford	Chief Financial Officer (principal financial officer)	December 17, 2020
Cindy Hanford

/s/ Blima Tuller	Controller	December 17 , 2020
Blima Tuller	(principal accounting officer)

/s/ Victoria McInnis	Director	December 17, 2020
Victoria McInnis

/s/ Kellyn Smith Kenny	Director	December 17, 2020
Kellyn Smith Kenny

/s/ Jason Krikorian	Director	December 17, 2020
Jason Krikorian

/s/ Emily Melton	Director	December 17, 2020
Emily Melton

/s/ Adam Nash	Director	December 17, 2020
Adam Nash

/s/ Manish Patel	Director	December 17, 2020
Manish Patel

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